Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Media Contact:
Doug Coffey (703) 312-6121
Investor Relations Contact:
Jayne Schmitt (703) 312-6122

United Defense’s First-Quarter Earnings Double, Reflecting Ship Repair and Superb
Program Execution for the U.S. Army and Navy
Net Income Increases to 73 Cents Per Share Diluted
Revenue Rises 31 Percent to $466.5 million

ARLINGTON, VA, April 24, 2003 – United Defense Industries, Inc. (NYSE:UDI) today reported net income of $38.4 million, or $0.73 per share on a fully diluted basis, for the first quarter ended March 31, 2003 exceeding expectations. Net earnings in total and per share were double the same quarter last year when they were $19.0 million and $0.36 per share diluted. Revenue increased 31 percent.

Four major factors fueled United Defense’s outstanding financial performance in the quarter:
•	A 31 percent increase in revenue, attributable entirely to United States Marine Repair (USMR);
•	Higher than expected award fees for the company’s superb execution in development programs for the U.S. Army and Navy;
•	Profit improvements under existing production contracts; and
•	Increased earnings and royalties from the company’s Turkish joint venture.

These items helped earnings before interest and taxes to more than double to $70.5 million from $26.9 million in the first quarter of 2002. The first-quarter results a year ago did not include USMR, which United Defense acquired in July 2002 to become America’s largest non-nuclear ship repair, modernization and conversion company.

Revenue rose 31 percent to $466.5 million from $356.4 million in the first quarter of 2002. USMR generated $125.9 million in revenue as the company provided accelerated services to U.S. Navy ships that were preparing for deployment in Operation Iraqi Freedom. Sales in the Defense Systems Segment dipped slightly to $340.6 million, reflecting the termination of the Crusader development program.

“United Defense had an exceptional first quarter, led by the strong performance of our Ship Repair and Maintenance segment and our focus on superb program execution,” said President and Chief Executive Officer Tom Rabaut. “In particular, United Defense received award fees that were higher than we expected for our stellar performance on development programs such as the Future Combat Systems Cannon for the U.S. Army and the Advanced Gun System for

the U.S. Navy. The award fees, which totaled over $10 million in the quarter for these two programs, affirmed our leadership in on-time, on-budget program execution.”

New orders of $686 million in the first quarter of 2003 increased United Defense’s fully funded backlog to $2.2 billion, up from $2 billion at the end of 2002.

In the first quarter of 2003, United Defense reported free cash flow (cash from operations less capital expenditures) of $47.2 million, compared with a cash usage of $14.2 million in the year-earlier quarter.

First-Quarter Contracts
In the first quarter of 2003, major new contracts included the following:
•	A contract modification worth $197.3 million to remanufacture 138 Bradley Fighting Vehicles for the U.S. Army. The vehicles will be upgraded to A3 Bradleys under the final year of a multi-year contract, with deliveries scheduled to start in July 2004 and end in December 2005.
•	A $28.1 million contract modification by the U.S. Army Program Executive Office — Simulation Training and Instrumentation for the production of Opposing Forces Surrogate Training System (OSTS) — Main Battle Tank vehicles.
•	A $14 million contract to upgrade Command Post Carriers for the U.S. Army.
•	A contract valued up to $10.2 million to develop and demonstrate advanced gun barrel technologies for the U.S. Navy.
•	USMR received $133 million in new orders in the first quarter such as the $6.4 million contract to service the USS Boone, a guided missile frigate.
•	Bofors Defence, AB, the company’s Swedish subsidiary, received the initial contract for the U.S./Swedish cooperative development of a 155mm trajectory correctible munition called Excalibur. Raytheon Systems and Bofors are developing the smart munition.

Rabaut noted that the Ship Repair and Maintenance segment is experiencing soft demand in the second quarter of 2003 after the burst of accelerated demand in the first quarter, due to Operation Iraqi Freedom.

“As the war in Iraq winds down, we expect the Naval ship repair and maintenance market to rebound in the second half of 2003 as ships return to port,” Rabaut said. “We believe that USMR is still well positioned for a strong year.”

In January 2003, the Defense Advanced Research Projects Agency and the U.S. Army selected United Defense to partner with General Dynamics to design the Army’s Future Combat System vehicles. Under this program, United Defense will play a key role in the design of five of the eight variations of manned FCS ground vehicles with common elements and subsystems. United Defense will develop and build the infantry carrier vehicle, a maintenance and recovery vehicle, a medical vehicle and the FCS cannon and mortar systems.

On the Naval side, the company was able to comply with the shipbuilder’s desire to significantly reduce the weight of the U.S. Navy’s DD(X) destroyer by completely redesigning the Advanced Gun System and the Advanced Vertical Launching System, reducing both the weight and size of the systems while remaining on schedule.

Bradley Fighting Vehicle Program Update
United Defense previously disclosed that the U.S. Army, based on its need to fund the Future Combat System, intended to sharply curtail future spending on the Bradley Fighting Vehicle in the proposed fiscal year 2004 budget that was announced in February 2003. United Defense today reiterated its belief that this pending budget issue would not affect Bradley spending under the current multi-year contract that ends in 2005.

“In light of the Bradley’s stellar performance in Operation Iraqi Freedom, United Defense is hopeful that the Army will find a solution that restores funding in the Fiscal Year 2004 budget for this essential vehicle,” Rabaut said today. “We are encouraged by the feedback that we are receiving on this issue, and we stand ready, as always, to assist the Army in its mission, regardless of the outcome. I think everyone agrees on one thing – until the Future Combat System is ready, our nation needs to maintain strong ground combat systems during the transition to ensure peace and freedom.”

About United Defense
United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide and is America’s largest non-nuclear ship repair, modernization, overhaul and conversion company. To learn more about United Defense, visit www.uniteddefense.com.

Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to United Defense Industries, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on Form 10K for the year ended December 31, 2002, and in our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call
Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/915-4836 or toll (International): 973/317-5319. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, please access www.uniteddefense.com at any time beginning after 2:00 pm today through May 1, 2003 to listen to a replay of the Webcast.

United Defense Industries, Inc.
Consolidated Statement of Earnings (Unaudited)
In Millions, Except Per Share Amounts

	3 mos. ended
	3/31/03	3/31/02

Revenues	$466.5	$356.4

Costs and expenses	(401.5)	(330.3)

Income from operations	65.0	26.1

Earnings related to investments in affiliates	5.5	0.9

Earnings before interest and taxes	70.5	27.0

Net interest expense & other	(6.6)	(5.2)

Provision (benefit) for income taxes	25.5	2.8

Net income	$38.4	$19.0

Earnings per share basic:
Income before extraordinary item	$0.74	$0.37
Extraordinary item	—	—

Net income	$0.74	$0.37

Basic weighted average shares outstanding (in millions)	51.7	51.0

Earnings per share diluted:
Income before extraordinary item	$0.73	$0.36
Extraordinary item	—	—

Net income	$0.73	$0.36

Diluted weighted average shares outstanding (in millions)	52.7	52.7

Revenue by Program
Dollars in Millions

	3 mos. ended
	3/31/03	3/31/02

Defense Systems:
Bradley Family of Vehicles	$89.8	$75.9
Naval Ordnance	43.9	52.6
Vertical Launch System	22.0	31.2
Combat, Engineering and Recovery Vehicles	39.4	29.6
Artillery Systems (a)	51.7	86.6
Assault Amphibious Vehicles	29.7	13.1
Other	64.1	67.4

Total Defense Systems	$340.6	$356.4

Ship Repair and Maintenance (b)	125.9	—

Total Revenue	$466.5	$356.4

(a)	Includes Crusader, FCS/NLOS-C and M109 Howitzer systems
(b)	Includes ship repair and maintenance activities at United States Marine Repair

Cash Flow

	3 mos. ended
	3/31/03	3/31/02

Net Cash from Operating Activities	$50.6	$(11.8)

Net Cash used in Investing Activities:
Net Capital Spending	(3.4)	(2.4)

Cash Flow before Investment in Acquisitions	$47.2	$(14.2)

Purchase of Cell ITS	—	(4.1)

Cash Flow	$47.2	$(18.3)